       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                           Three Months Ended  Nine Months Ended
                                                September 30,   September 30,
                                             1999       1998     1999       1998
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
Weighted average number of common
shares outstanding                          4,695      4,063    4,510     3,644
Common stock equivlents from outstanding
stock options                                   0          0        0          0
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Average common and common stock
equivalents outstanding                     4,695      4,063    4,510     3,644
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Net Income                                  $(229)    $ (263)  $ (332)  $ 1,010)
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Earnings per share (1)                     $(.05)    $ (.06)  $ (.07)   $  (.28)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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